Exhibit 99.1


                              FOR IMMEDIATE RELEASE
                              ---------------------

For More Information:     Minh Nguyen
                          Vice President and Controller, Siliconix incorporated
                          (NASDAQ NMS: SILI)
                          (408) 567-8400

                          Robert Freece
                          Senior Vice President, Vishay Intertechnology, Inc.
                                 (NYSE: VSH)
                          (610) 251-5252

   SILICONIX REPORTS FIRST QUARTER NET INCOME UP 22% TO $0.33 PER SHARE ON 17%
                                REVENUE INCREASE

Santa Clara, CA -- April 30, 2003 -- Siliconix incorporated (NASDAQ NMS: SILI), an 80.4% subsidiary of Vishay Intertechnology, Inc. (NYSE: VSH), today announced net income of $10.0 million, or $0.33 per share, for the first quarter ended March 29, 2003. This was an increase of 22% over the net income of $8.2 million, or $0.27 per share, in the first quarter of 2002 and a decrease of 25% from the $13.4 million, or $0.45 per share, in the fourth quarter of 2002. Sales for the first quarter of 2003 were $97.8 million, an increase of 17% over the $83.6 million for the first quarter of 2002 and a slight decrease from the $98.3 million in the fourth quarter of 2002, which had an additional week of working days.

The gross margin for the first quarter of 2003 was 29%, compared to 29% for the first quarter of 2002 and 32% for the fourth quarter of 2002. The quarterly sequential decline in profit, even with the Company's successful cost reduction efforts, was largely due to continuing pricing pressures. We also experienced an increase in demand for commodity products, causing higher subcontracted assembly costs. As a result, the Company has installed additional internal capacity that is expected to prevent the recurrence of such additional expenses. Research and development expenses were flat both sequentially and from the prior year quarter, as the Company continued to develop technologies and products that will help maintain its edge as a technology leader in the markets it serves. The Company continued to manage its selling, marketing, and administration expenses effectively, which were 11.2% of sales in the current quarter, compared to 11.5% in the first quarter of last year and 10.6% in the fourth quarter of last year.

Dr. King Owyang, President and CEO of Siliconix incorporated, said, "As we noted after the fourth quarter of 2002, this remains a challenging market. Bookings and billings, which had improved in the fourth quarter as compared to the third quarter of last year, were essentially flat from the fourth quarter to the first quarter. We still see no signs of a major recovery in our primary strategic markets, portable computers and cellular telephones. In addition, we are continuing to observe a trend toward "smart," multi-functional cellular telephones and away from Personal Data Assistants and simpler cellular telephones. These smart telephones must utilize their power more efficiently than simpler devices and thus tend to require more of our

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components. As we have previously noted, the computer market is still consumer-driven and corporate spending remains slow. We do not foresee any improvement until the second half of this year at the earliest."

He continued, "Our customers generally do not yet have improved visibility of the demand for their products, and they therefore continue to place orders for the near term as they control their inventory. We are positioning our manufacturing capabilities to address the aggressive lead times needed by our customers. We also remain vigilant and conservative in managing our resources and controlling our costs."

He noted, "We continue to focus on offering design solutions to our customers. We released a total of 50 new products in the first quarter for the power conversion, power management and analog signal processing, and successfully closed 304 new designs. These efforts fortify our market position as a technology innovator and partner with our customer base."

Dr. Owyang concluded, "Our corporate strategy and direction is clear. Developing innovative solutions for our customers with new products that use our latest technologies will continue to enhance our leadership in key markets. Complementing our continued breakthroughs in cell density, we have developed a new TrenchFET(R) family for ultra efficient power conversion, the WFET(TM). Using an innovative (patent pending) technique of a thicker gate oxide, we have improved a significant measure of merit, gate charge time's resistance, by 50%. This allows a design to run at higher frequencies and handle higher currents with ease. To address current market conditions we are also focused on our cost reduction programs and improving manufacturing efficiencies to enhance our position in the power management applications of the telecommunications, computer, consumer, industrial, and automotive markets."

Siliconix is a leading manufacturer of power MOSFETs, power ICs, analog switches and multiplexers for computers, cell phones, fixed communications networks, automobiles, and other consumer and industrial electronic systems. With 2002 worldwide sales of $372.9 million, the Company's facilities include a Class 1 wafer fab dedicated to the manufacture of power products in Santa Clara, California, and an affiliated Class 1 wafer fab located in Itzehoe, Germany. The Company's products are also fabricated by subcontractors in Japan, Germany, China, Taiwan, and the United States. Assembly and test facilities include a company-owned facility in Taiwan, a joint venture in Shanghai, China, and subcontractors in the Philippines, China, Taiwan, and Israel.

Vishay Intertechnology, Inc., a Fortune 1,000 Company listed on the NYSE, is one of the world's largest manufacturers of discrete semiconductors (diodes, rectifiers, transistors, optoelectronics, and selected ICs) and passive electronic components (resistors, capacitors, inductors, and transducers). Vishay's components can be found in products manufactured in a very broad range of industries worldwide. Vishay is headquartered in Malvern, Pennsylvania, and has plants in sixteen countries employing over 25,000 people. Vishay can be found on the Internet at www.vishay.com.

The Siliconix results will be discussed during the Vishay Intertechnology, Inc. conference call, which will be held today, Wednesday, April 30, 2003 at 11:00 AM
(EDT). The dial-in number for the conference call is 888-428-4478 (612-332-0418 if calling from outside the United States

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or Canada). The conference operator will require the two following pieces of information in order to admit you into the call: (1) Company Name - Vishay Intertechnology, Inc.; and (2) Moderators - Vishay Executives. There will be a replay of the conference call from 2:30 PM (EDT) on Wednesday, April 30, 2003 through 11:59 PM (EDT) on Sunday, May 4, 2003. The telephone number for the replay is 800-475-6701 (320-365-3844 if calling from outside the United States or Canada). The access code is 682421.

Statements contained herein that relate to the Company's future performance, including statements with respect to anticipated improvements in the Company's business and business climate, future product innovation and implementation of cost savings strategies, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only, and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions, particularly in the markets that we serve, cancellation of orders in our backlog, difficulties in new product development, and other factors affecting the Company's operations, markets, products, services, and prices that are set forth in its December 31, 2002 Report on Form 10-K filed with the Securities and Exchange Commission. You are urged to refer to the Company's Form 10-K for a detailed discussion of these factors. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

                                       ###

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SILICONIX INCORPORATED
CONSOLIDATED STATEMENTS OF OPERATIONS
       (Unaudited)

                                                    Three  Months  Three Months
                                                        Ended         Ended
                                                       March 29,     March 31,
                                                         2003          2002
                                                    -------------  ------------
(In thousands, except per share amounts)

Net sales                                             $ 97,826       $ 83,602
Cost of sales                                           69,928         59,194
                                                      --------       --------

Gross profit                                            27,898         24,408

Operating expenses:
Research and development                                 4,687          4,762
Selling, marketing, and administration                  10,980          9,625
                                                      --------       --------

Operating income                                        12,231         10,021
Interest income (expense)                                  585            855
Other income (expense) - net                                67            (22)
                                                      --------       --------

Income before taxes and minority interest               12,883         10,854
Income taxes                                            (2,821)        (2,590)
Minority interest in income of
  consolidated subsidiary                                  (60)           (60)
                                                      --------       --------

Net income                                            $ 10,002       $  8,204
                                                      ========       ========

Net income per share (basic and diluted)              $   0.33       $   0.27
                                                      ========       ========

Shares used to compute earnings per share               29,879         29,879
                                                      ========       ========


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SILICONIX INCORPORATED

CONSOLIDATED BALANCE SHEETS

  (Unaudited)

                                                         March 29,  December 31,
 (In thousands)                                            2003        2002
                                                        --------    -----------

Assets
Current assets:
  Cash and cash equivalents                            $ 161,086     $ 137,082
  Note receivable from affiliate                          70,000        75,000
  Accounts receivable, less allowances                    47,254        42,331
  Accounts receivable from affiliates                     21,436        10,076
  Inventories                                             63,813        66,553
  Other current assets                                    24,339        23,241
  Deferred income taxes                                    3,146         3,146
                                                      ----------     ---------

    Total current assets                                 391,074       357,429
                                                      ----------     ---------

Property, plant, and equipment, at cost:
  Land                                                     1,715         1,715
  Buildings and improvements                              55,924        55,954
  Machinery and equipment                                372,177       368,232
                                                      ----------     ---------

                                                         429,816       425,901
  Less accumulated depreciation                          282,183       272,935
                                                      ----------     ---------

    Net property, plant, and equipment                   147,633       152,966
Goodwill                                                   7,445         7,445
Other assets                                                 149           195
                                                      ----------     ---------

    Total assets                                       $ 546,301     $ 518,035
                                                      ==========     =========

Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable                                     $  21,389     $  20,734
  Accounts payable to affiliates                          27,101         7,385
  Accrued payroll and related compensation                 7,638         9,395
  Other accrued liabilities                               24,553        27,796
  Taxes Payables                                           3,667         1,007
                                                      ----------     ---------

    Total current liabilities                             84,348        66,317
                                                      ----------     ---------

Long-term debt, less current portion                       2,882         2,708
Deferred income taxes                                     16,258        16,256
Other non-current liabilities                             44,540        44,540
Minority interest                                          3,443         3,383
                                                      ----------     ---------

    Total liabilities                                    151,471       133,204
                                                      ----------     ---------

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Commitment and contingencies
Stockholders' equity:
  Common stock                                               299           299
  Additional paid-in-capital                              59,370        59,370
  Retained earnings                                      336,260       326,258
  Other Comprehensive Loss                                  (245)         (246)
  Accumulated other comprehensive loss                      (854)         (850)
                                                      ----------     ---------

    Total stockholders' equity                           394,830       384,831
                                                      ----------     ---------

    Total liabilities and stockholders' equity         $ 546,301     $ 518,035
                                                      ==========     =========